                                                                     EXHIBIT 4.1

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, NEW YORK, NEW YORK (THE "DEPOSITARY"), TO R.J. REYNOLDS TOBACCO HOLDINGS, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

                        $ 300,000,000 6 1/2% Note Due 2007

                                                                    $300,000,000

                                                             CUSIP No. 76182KAM7

         R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, promises to pay Cede & Co., or its registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS on June 1, 2007.

         Interest Payment Dates: June 1 and December 1, commencing December 1, 2002.

         Record Dates: May 15 and November 15.

         Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.


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         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

         Dated: May 20, 2002

                                         R.J. REYNOLDS TOBACCO HOLDINGS, INC.,
                                         as Issuer



                                         By:
                                            -----------------------------------
                                            Name:
                                            Title:



                                         By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                         R.J. REYNOLDS TOBACCO COMPANY,
                                         as Guarantor



                                         By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                         RJR ACQUISITION CORP, as Guarantor



                                         By:
                                            -----------------------------------
                                            Name:
                                            Title:

                    (Trustee's Certificate of Authentication)

This is one of the Notes of the series designated herein referred to in the within-mentioned Indenture.

Dated:  May 20, 2002

THE BANK OF NEW YORK,
as Trustee


By:
   -----------------------------------
   Name:
   Title:


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                          [REVERSE SIDE OF GLOBAL NOTE]

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

                        $300,000,000 6 1/2% Note due 2007

1.       Principal and Interest.

         The Company will pay the principal of this Note on June 1, 2007.

         The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate per annum of 6 1/2%.

         Interest will be payable semiannually (to the holders of record of the Notes at the close of business on the May 15 or November 15 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing December 1, 2002. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 20, 2002, provided that, if there is no existing default in the payment of interest and this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.       Method of Payment.

         The Company will pay interest on the principal amount of the Notes as provided above on each June 1 and December 1, commencing December 1, 2002 to the persons who are Holders (as reflected in the Note Register at the close of business on the May 15 or November 15 immediately preceding the Interest Payment
Date), in each case, even if the Note is canceled on registration of transfer or registration of exchange after such record date.

         The Company will pay principal, premium, if any, and as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, and interest by its check payable in such money. It may mail an interest check to a Holder's registered address (as reflected in the Note Register). If an Interest Payment Date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3.       Paying Agent and Registrar.

         Initially, the Trustee will act as authenticating agent, Paying Agent and Registrar. The Company may change any authenticating agent, Paying Agent, Registrar or Transfer


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

Agent without notice. The Company, any Subsidiary or any Affiliate of any of them may act as a Paying Agent, Registrar or Transfer Agent.

4.       Indenture; Limitations; Definitions.

         The Company issued the Notes under an Indenture dated as of May 20, 2002 (the "Indenture"), among the Company, as issuer, R.J. Reynolds Tobacco Company and RJR Acquisition Corp., as guarantors, and The Bank of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. The Notes are general unsecured obligations of the Company.

         Capitalized terms herein are used as defined in the Indenture unless otherwise indicated.

5.       Optional Redemption.

         The Notes are redeemable, in whole or in part, at any time or from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

         Except as set forth above, the Notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

6.       Notice of Redemption.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date by first-class mail to each Holder of Notes to be redeemed at their registered address.

7.       Denominations; Transfer; Exchange.

         The Notes are in registered form without coupons in denominations of $1,000 of principal amount and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture.

8.       Persons Deemed Owners.

         A Holder shall be treated as the owner of a Note for all purposes.


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

9.       Amendment; Supplement; Waiver.

         Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not materially and adversely affect the rights of any Holder.

10.      Restrictive Covenants.

         The Indenture imposes certain limitations on the ability of each of the Company and its Restricted Subsidiaries, among other things, to enter into certain Sale and Leaseback transactions, mortgage or pledge certain assets or merge, consolidate or transfer substantially all of its assets.

11.      Defaults and Remedies.

         Any of the following events constitutes an "Event of Default" under the
Indenture: (a) default in the payment of any installment of interest upon any of the Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or (b) default in the payment of all or any part of the principal on any of the Notes as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise; or (c) default in the payment of any sinking fund installment as and when the same shall become due and payable by the terms of the Notes; or (d) default in the performance, or breach, of any covenant or agreement of the Company or the Guarantors in respect of the Notes (other than a covenant or agreement in respect of the Notes a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given, by first class mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes affected thereby, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or (e) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or the Guarantors in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (f) the Company or any Restricted Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property, or make any general assignment for the benefit of creditors; or
(g) any Guarantee ceases to be in full force and effect (except as contemplated by the terms hereof), or any Guarantee is declared in a judicial proceeding to be null and void, or any Guarantor denies or disaffirms in writing its obligations under the terms of the Indenture or its Guarantee; or (h) any other Event of Default provided in the supplemental indenture or Board Resolution under which the Notes are issued or in this Note.

         If an Event of Default described in clauses (a), (b), (c), (d) or (h) above (if the Event of Default under clause (d) or (h) is with respect to less than all Notes then outstanding) occurs and is continuing, then, and in each and every such case, except for any series of Notes the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes of each such affected series then outstanding hereunder (voting as a single class) by notice in writing to the Company (and to the Trustee if given by Noteholders), may declare the entire principal of all Notes of all such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clause (d) or (h) (if the Event of Default under clauses
(d) or (h), as the case may be, is with respect to all series of Notes then outstanding), (e), (f) or (g) occurs and is continuing, then and in each and every such case, unless the principal of all the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of all the Notes then outstanding hereunder (treated as one class), by notice in writing to the Company (and to the Trustee if given by Noteholders), may declare the entire principal of all the Notes then outstanding and interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

12.      Authentications.

         This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

13.      Guarantees.

         This Note will be entitled to the benefits of certain Guarantees made for the benefit of the Holders. Each Guarantor of the Indenture fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally, to each Holder of the Notes and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption, by repurchase, or otherwise, of the principal of, premium, if any, and interest on the Note and all other obligations of the Company under the Indenture. Reference is made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

14.      Governing Law.

         This Note shall be governed by and construed in accordance with the laws of the State of New York.

         The Company will furnish a copy of the Indenture to any Holder upon written request and without charge. Requests may be made to:

                           R.J. Reynolds Tobacco Holdings, Inc.
                           401 North Main Street
                           P.O. Box 2866
                           Winston-Salem, NC 27102
                           Attention: Treasurer

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